AMENDED AND RESTATED EMPLOYMENT AGREEMENT
OF TONY GONCALVES

AMENDED AND RESTATED AGREEMENT (“Agreement”) dated as of August 13, 2007 by and between Advance Nanotech, Inc., a Delaware corporation (the "Company"), and Tony Goncalves (the "Executive").

WHEREAS, Company and Executive previously entered into an Employment Agreement, dated as of August 11, 2006 (“Original Employment Agreement”);

WHEREAS, Company and Executive desire to amend and restate the Original Employment Agreement as provided herein;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and the mutual benefits herein provided, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive agree to amend, restate and supercede the Original Employment Agreement as follows:

1. Representations and Warranties. The Executive represents and warrants to the Company that Executive is not bound by any restrictive covenants and has no prior or other obligations or commitments of any kind that would in any way prevent, restrict, hinder or interfere with Executive's acceptance of continued employment or the performance of all duties and services hereunder to the fullest extent of the Executive's ability and knowledge. The Executive agrees to indemnify and hold harmless the Company for any liability the Company may incur as the result of the existence of any such covenants, obligations or commitments.

2. Term of Employment. The Company will continue to employ the Executive and the Executive accepts continued employment by the Company on the terms and conditions herein contained for a period (the "Employment Period") provided in paragraph 5.

3. Duties and Functions.

(a) (1) The Executive shall be employed as Chief Executive Officer of the Company. The Executive shall report directly to the Board of Directors (the “Board”) of the Company.

(2) The Executive agrees to undertake the duties and responsibilities inherent in the position of Chief Executive Officer the Company. The Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company of which the Executive has notice and any change thereof which may be adopted at any time by the Company.

(b) During the Employment Period, the Executive will not engage in consulting work or any trade or business that is a competitor of the Company or to the extent that the same significantly interferes with the performance of the Executive’s duties hereunder, it being understood, however, that the Executive will be performing assignments for, and may be an officer or director of, entities in which the Company has an equity interest, without additional compensation unless otherwise specifically agreed. In no event shall it be a violation of this Agreement for the Executive to (i) serve on corporate, civic or charitable boards or committees or perform functions for such organizations, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions, or (iii) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities to the Company in accordance with this Agreement. Subject to customary business travel, the Executive's duties ordinarily will be performed by the Executive in the course of the Executive's regular presence during normal working hours on business days Monday through Friday the Company’s principal executive offices at 600 Lexington Avenue, 29th Floor, New York, NY 10022, or at such other location to which the same may be relocated within a 40 mile radius.

4. Compensation.

(a) Base Salary: As compensation for the Executive’s services to the Company hereunder, during the Executive's employment as Chief Executive Officer of the Company, the Company agrees to pay the Executive a base salary at the rate of Two Hundred and Sixty Thousand Dollars ($260,000) per annum (pro rata for periods of less than an entire calendar year), payable in equal installments in accordance with the Company's normal payroll schedule but in no event less often than once per month on substantially the same day each month. The Company may withhold from any amounts payable under this Agreement such federal, state, local or other taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(b) Options: Executive shall be eligible to receive stock options/equity grants in securities of the Company from time to time, which grants, if any, shall be at the discretion of the Board or its designee (including, without limitation, the Compensation Committee), provided that the Board or its designee shall consider the granting of such compensation at least annually. The terms and conditions governing eligibility for, entitlement to, and receipt of any options or other form of equity in the Company shall be governed by the Company’s incentive compensation programs, as the same may exist in writing from time to time. Unless otherwise agreed in writing, such options, and the shares underlying such options, are not registered under federal, state or other securities laws, and shall be “restricted” within the meaning of applicable securities laws, and legended accordingly. The Company shall have no obligation to register such options, and shall have no obligation to register the shares underlying such options; provided, that the Executive shall have registration rights with respect to the shares underlying such options which are substantially the same as the registration rights of any other Executive or director of the Company in respect of the Company’s shares.

(c) Other Expenses: In addition to the compensation provided for above, the Company agrees to pay or to reimburse the Executive in timely fashion for all reasonable, ordinary and necessary, properly vouchered, client-related business or entertainment expenses incurred in the performance of the Executive’s services hereunder in accordance with Company policy in effect from time to time, provided, however, that the amount available to the Executive for such travel, entertainment and other expenses may require advance approval by President or Chief Executive Officer of the Company or such officer’s designee(s) in accordance with the Company’s reimbursement policies, as the same may be established by the Company’s Board of Directors from time to time. The Executive shall submit reasonable substantiation in the form of vouchers and receipts for all expenses for which reimbursement is sought.

(d) Commuting: The Company will pay the Executive an additional Five Hundred Dollars ($500) per month, in arrears, as a non-accountable reimbursement for commuting expenses.

(e) Vacation: The Executive shall be allowed up to the greater of Four (4) weeks of paid vacation during each calendar year or such greater amount of paid vacation as is generally permitted by the Company to its senior executives, with no carry-over of accrued vacation from year to year.

(f) Medical and Dental Insurance:

(i) As promptly as practicable and, in any event, within 45 days of the date of this Agreement, the Company, at its expense, subject to availability, shall establish, and shall thereafter maintain insurance plans to provide the Executive and the Executive’s spouse and the Executive’s children of age 25 or younger with medical (including such customary items as preventive care, diagnostic services, hospital care, physician charges, emergency care, maternity, infertility/sterilization, organ transplants, extended care services, mental health and substance abuse, miscellaneous items and prescription drugs) and dental insurance. Subject to availability, it is contemplated that the medical insurance shall be on a Preferred Provider Organization (PPO) basis, with a small annual deductible and payment of 100% of the allowed benefit amount after payment of a small copay (approximately $25-$50 in most cases) for in-network matters, and a small annual deductible and payment of approximately 60-80% of the allowed benefit amount for out-of-network matters, with no requirement to select a primary care physician or obtain a referral to see a specialist. Notwithstanding the foregoing, coverage shall be subject to customary required physicals to the extent required by the plan provider and to customary determinations of insurability by providers. Subject to availability, it is contemplated that the dental insurance shall be on a Passive Preferred Provider Organization basis, with a small annual deductible, with no office visit copay and an annual benefit maximum of $2000 or less, with insurance reimbursements ranging up to approximately 100% for preventive, up to approximately 80% for basic procedures, and up to approximately 50% for major procedures. Furthermore, in no event during the term of this Agreement shall the Company be required to pay premiums per month for such medical and dental coverage of the Executive and the Executive’s family group in excess of One Hundred Fifty Percent (150%) of the premiums paid by the Company at the inception of such coverage pursuant to this Agreement. By way of example, if the Company paid One Dollar ($1.00) in premiums at the outset, it would not be obligated to pay more than One Dollar and Fifty Cents ($1.50) in premiums per month during this term of this Agreement.

(ii) During any period from the commencement date of the term of employment under this Agreement in which the medical and dental plans have not yet been established or are not being maintained by the Company, the Company shall reimburse the Executive for the monthly premiums paid by the Executive for comparable coverage, up to $1200.00 per month and no more.

(g) Other Compensation: The Company agrees to issue the Executive 350,000 options for common stock in the Company with: a cashless exercise provision; a strike price of $0.25; and a vesting schedule of 87,500 options per quarter commencing August 13, 2007. The terms and conditions governing eligibility for, entitlement to, and receipt of any options or other form of equity in the Company shall be governed by the Company’s incentive compensation programs, as the same may exist in writing from time to time. Such options, and the shares underlying such options, are not registered under federal, state or other securities laws, and shall be “restricted” within the meaning of applicable securities laws, and legended accordingly. The Company shall have no obligation to register such options, and shall have no obligation to register the shares underlying such options; provided, that the Executive shall have registration rights with respect to the shares underlying such options which are substantially the same as the registration rights of any other Executive or director of the Company in respect of the Company’s shares. Additionally, the Company agrees to issue the Executive 650,000 restricted common stock shares which will become vested quarterly pro-rata over two years commencing on August 13, 2007.

(h) Other Company Benefits: In addition to the Executive’s compensation provided by the foregoing, the Executive shall be entitled to participate in the other benefit programs, if any, available generally to executives of the Company generally pursuant to Company programs, including, by way of illustration, personal leave, paid holidays, sick leave, bonus, profit-sharing, stock option plans, retirement, 401K, disability, dental, vision, group sickness, accident, life or health insurance programs of the Company which may now or, if not terminated, shall hereafter be in effect, or in any other or additional such programs which may be established by the Company, as and to the extent any such programs are or may from time to time be in effect, as determined by the Company and the terms hereof, subject to the applicable terms and conditions of the benefit plans in effect at that time.

5. Employment Period; Termination.

(a) Commencement. The Executive's employment shall commence on August 13, 2007 (the “Commencement Date”), and shall continue thereafter unabated until terminated by either party pursuant to the terms of this Agreement.

(b) Employment Period. The Employment Period shall commence on the Commencement Date and shall continue until terminated upon the earlier to occur of the following events: (i) the close of business on the Second (2nd) anniversary of the Commencement Date (the “Initial Term”) or (ii) the death or permanent disability (as defined in Paragraph 5 (h)) of the Executive, provided, however, that, on the Second (2nd) anniversary of the Commencement Date, and on every subsequent annual anniversary, and unless either party has given the other party written notice at least ninety (90) days prior to the such anniversary date, the term of this Agreement and the Employment Period shall be renewed for a term ending one (1) year subsequent to such date, unless sooner terminated as provided herein (the “Renewal Term”)may be renewed by mutual agreement of the parties (any such renewal period being hereinafter referred to as a “Renewal Term”). The Initial Term plus any Renewal Terms shall be included in the “Employment Period.”

(c) Termination By Executive Without Good Reason. Notwithstanding the provisions of paragraphs 5(a) and (b) above, the Executive may terminate the employment relationship at any time pursuant to this paragraph 5(c) for any reason or no reason by giving the Company written notice at least one hundred eighty (180) days prior to the effective date of termination. The Company, at its election, may (i) require Executive to continue to perform the Executive’s duties hereunder for the full one hundred eighty (180) day notice period, or (ii) terminate Executive’s employment at any time during such one hundred eighty (180) day notice period. An election by the Company to terminate Executive’s employment at any time during such one hundred eighty (180) day notice period shall not be deemed to be a termination of Executive’s employment by the Company without Cause or a termination of Executive’s employment by the Company for Cause, but shall be treated as a Termination by Executive Without Good Reason. If the Executive's employment is terminated by the Company pursuant to this paragraph 5(c) before the one hundred eighty (180) day notice period has expired without cause, the Executive shall continue to receive the Executive’s base salary and bonus, and the Company shall continue medical and dental benefits for the Executive and the Executive’s family, by paying the premium for health insurance continuation coverage under COBRA for the Executive and the Executive’s eligible family to the extent the Executive elects COBRA coverage (or continue to contribute the employer portion of the premium normally paid by the Company for its current employees), for a period of time (the “Severance Period”) which shall be determined as set forth in the next sentence. The Severance Period under those circumstances shall consist of the unexpired balance of the one hundred eighty day notice period pursuant to this paragraph 5(c).  The sum, if any, payable to the Executive in respect of the Severance Period shall be payable in equal monthly installments on the Fifteenth (15th) day of each month in the Severance Period. All other compensation and benefits paid by the Company to the Executive shall cease upon the Executive’s last day of employment, except such benefits as may be required to be extended under applicable state or Federal law. The Executive acknowledges and agrees that the non-compete restrictions set forth in Section 7 of this Employment Agreement will remain in full force and effect for the six (6) month period after the termination of the Executive’s employment. Furthermore, the obligations imposed on Executive with respect to confidentiality, non-disclosure and assignment of rights to inventions or developments in this Agreement or any other agreement executed by the parties shall continue, notwithstanding the termination of the employment relationship between the parties.

The salary, bonus (if any) and health insurance benefits to be provided under this paragraph 5(c) are sometimes hereinafter referred to as "Termination Compensation." The Executive shall not be entitled to any Termination Compensation pursuant to this paragraph 5(c) unless the Executive executes and delivers to the Company after a notice of termination a release in form and substance reasonably satisfactory to the Company by which the Executive releases the Company from any obligations and liabilities of any type whatsoever under this Agreement, except for the Company's obligations with respect to the Termination Compensation, which release shall not affect the Executive’s right to indemnification, if any, for actions taken within the scope of the Executive’s employment or the Executive’s rights in respect of the Executive’s vested stock options, if any. The parties hereto acknowledge that the Termination Compensation to be provided under this paragraph 5(c) is to be provided in consideration for the above-specified release. The Executive will not be entitled to and shall not receive any other compensation or benefits of any type following the effective date of termination, except such benefits as may be required to be extended under applicable state or Federal law.

(d) Termination by Executive for “Good Reason”. Subject to the provisions outlined below, at any time after the date Executive commences employment under this Agreement, upon One Hundred Eighty (180) days’ written notice to the Company of the Executive’s intent to terminate the Agreement, Executive shall have the right to terminate the Executive’s employment under this Agreement for “Good Reason” (as defined below). For purposes of this Agreement, “Good Reason” is defined as any one of the following: (i) Company’s material breach of this Agreement; or (ii) relocation of the Company’s headquarters and/or Executive’s regular work address to a location which is more than Forty (40) miles from the current principal address at which the Executive is required to perform the Executive’s duties without Executive’s prior written consent; provided, however, that it shall not constitute Good Reason unless Executive shall have provided the Company with written notice of its alleged actions constituting Good Reason (which notice shall specify in reasonable detail the particulars of such Good Reason) and Company has not cured any such alleged Good Reason or substantially commenced its effort to cure such breach within Seven (7) days of Company’s receipt of such written notice and thereafter continues to pursue such cure with reasonable diligence. A termination for Good Reason shall be treated for all severance purposes as a Termination by the Company “Without Cause,” and Executive shall entitled to receive all of the payments and benefits identified in paragraph 5(f) on the terms and conditions set forth in paragraph 5(f).

(e) Termination By Company For Cause. If the Executive's employment is terminated for “cause," the Executive will not be entitled to and shall not receive any compensation or benefits of any type following the effective date of termination, except such benefits as may be required to be extended under applicable state or Federal law. As used in this Agreement, the term "cause" shall include but not necessarily be limited to (i) conviction of a felony or a crime involving moral turpitude; (ii) engagement in conduct which has the effect, or might reasonably be expected to have the effect of bringing disrepute to the Company’s reputation or hold the Company or the Executive up to public ridicule; (iii) fraud on or misappropriation of any funds or property of the Company, any affiliate, customer or vendor; (iv) willful violation of any securities law, rule or regulation (other than minor traffic violations or similar offenses); (v) personal dishonesty, or breach of fiduciary duty which involves personal profit; (vi) gross incompetence in the performance of the Executive’s duties under this Agreement; (vii) willful misconduct in connection with the Executive’s duties; (viii) habitual absenteeism or inattention to the Executive’s duties; (ix) chronic use of alcohol, drugs or other similar substances (other than pursuant to medical prescriptions and under doctors’ supervision for treatment of legitimate illnesses or conditions) which affects the Executive’s work performance; (x) willful violation of any Company rule, regulation, procedure or policy which has, or may reasonably be expected to have, a material adverse effect on the Company; (xi) engaging in behavior that would constitute grounds for liability for harassment (as proscribed by the U.S. Equal Employment Opportunity Commission Guidelines or any other applicable state or local regulatory body) or other egregious conduct that violates laws governing the workplace; or (xii) material breach of any material provision of any employment, non-disclosure, non-competition, non-solicitation or other similar agreement executed by the Executive for the benefit of the Company (including, without limitation, such provisions within this Agreement) or of any material Company policy, all as determined by the Board, which determination will be conclusive. Notwithstanding anything to the contrary, employment may not be terminated for “cause” in the event that the Executive becomes permanently disabled as set forth in paragraph 5(h) or dies. Anything herein to the contrary notwithstanding, the Company shall give the Executive written notice prior to terminating the Executive's employment for “cause” under any circumstance in which the conduct constituting “cause” is reasonably open to cure (for instance, by way of illustration, where the “cause” does not involve a violation of trust or otherwise adversely affect the relationship between the Executive and the Company on a going-forward basis or involve commission of an act, such as a felony, or an unauthorized disclosure of confidential material, or an act which may constitute illegal harassment under laws governing the workplace, which can’t be undone), setting forth in reasonable detail the nature of any alleged breach and the conduct required to cure such breach. If, and only if, the nature of the breach is such that the breach is reasonably open to cure, then the Executive shall have fourteen (14) days from the giving of such notice within which to cure.

The Executive acknowledges and agrees that the non-compete restrictions set forth in Section 7 of this Employment Agreement will remain in full force and effect for the Six (6) month period subsequent to the Executive’s termination for cause. Furthermore, the obligations imposed on Executive with respect to confidentiality, non-disclosure and assignment of rights to inventions or developments in this Agreement or any other agreement executed by the parties shall continue, notwithstanding the termination of the employment relationship between the parties.

(f) Termination By Company Without Cause. The Company shall retain the right to terminate the Executive without cause or prior written notice, although the Company may give notice pursuant to this paragraph 5(f) in its sole discretion. If the Executive's employment is terminated by the Company without cause pursuant to this paragraph 5(f), the Executive shall continue to receive the Executive’s base salary and bonus, and the Company shall continue medical and dental benefits for the Executive and the Executive’s family, by paying the premium for health insurance continuation coverage under COBRA for the Executive and the Executive’s eligible family to the extent the Executive elects COBRA coverage (or continue to contribute the employer portion of the premium normally paid by the Company for its current employees), for a Severance Period which shall be determined as set forth in the next sentence. The Severance Period shall consist of the lesser of one hundred eighty days from the earlier to occur of the date (i) notice of termination is given pursuant to this paragraph 5(f) or (ii) the date on which employment actually terminates pursuant to this paragraph 5(f). The Executive acknowledges and agrees that the non-compete restrictions set forth in Section 7 of this Employment Agreement will remain in full force and effect for the greater of the Severance Period or the Six (6) month period subsequent to the Executive’s termination. The sum, if any, payable to the Executive in respect of the Severance Period shall be payable in equal monthly installments on the Fifteenth (15th) day of each month in the Severance Period. Furthermore, the obligations imposed on Executive with respect to confidentiality, non-disclosure and assignment of rights to inventions or developments in this Agreement or any other agreement executed by the parties shall continue, notwithstanding the termination of the employment relationship between the parties.

The salary, bonus (if any) and health insurance benefits to be provided under this paragraph 5(f) are sometimes hereinafter referred to as "Termination Compensation." The Executive shall not be entitled to any Termination Compensation unless the Executive executes and delivers to the Company after a notice of termination a release in form and substance reasonably satisfactory to the Company by which the Executive releases the Company from any obligations and liabilities of any type whatsoever under this Agreement, except for the Company's obligations with respect to the Termination Compensation, which release shall not affect the Executive’s right to indemnification, if any, for actions taken within the scope of the Executive’s employment or the Executive’s rights in respect of the Executive’s vested stock options, if any. The parties hereto acknowledge that the Termination Compensation to be provided under this paragraph 5(f) is to be provided in consideration for the above-specified release. The Executive will not be entitled to and shall not receive any other compensation or benefits of any type following the effective date of termination, except such benefits as may be required to be extended under applicable state or Federal law.

(g) Termination By Virtue of A Change In Control. The Executive may elect in writing to declare that he has been terminated as a result of a Change in Control (as hereafter defined), at which time the Executive shall be entitled to: (i) a lump sum severance payment equal to his base salary earned over the preceding twelve-month period; and (ii) a sum sufficient to pay for the continuation of his medical and dental insurance with all of his then current benefits for a like twelve-month period. For the purpose of this provision, the term “Change in Control” includes: (i) a buy-out of the Company whereby more than 50% in the aggregate of the ownership interests of the Company becomes beneficially owned by persons not now holding an ownership interest; (ii) the liquidation or dissolution of the Company; or (iii) the sale or other disposition of all or substantially all of the Company’s assets.

(h) Termination for Executive’s Permanent Disability. To the extent permissible under applicable law, in the event the Executive becomes permanently disabled during employment with the Company, the Company may terminate this Agreement by giving thirty (30) days notice to the Executive of its intent to terminate, and unless the Executive resumes performance of the duties set forth in Paragraph 3 within five (5) days of the date of the notice and continues performance for the remainder of the notice period, this Agreement shall terminate at the end of the thirty (30) day period. "Permanently disabled" for the purposes of this Agreement means the inability, due to physical or mental ill health, to perform the essential functions of Executive's job, with a reasonable accommodation, for ninety (90) days during any one employment year irrespective of whether such days are consecutive. In the event of any dispute under this paragraph 5(h), the Executive shall submit to a physical examination by a licensed physician mutually satisfactory to the Company and the Executive, the cost of such examination to be paid by the Company, and the determination of such physician shall be determinative.

If the Executive's employment is terminated by the Company for Executive’s permanent disability in accordance with this section, the Executive shall continue to receive the Executive’s base salary and bonus, and the Company shall continue medical and dental benefits for the Executive and the Executive’s family, by paying the premium for health insurance continuation coverage under COBRA for the Executive and the Executive’s eligible family to the extent the Executive elects COBRA coverage (or continue to contribute the employer portion of the premium normally paid by the Company for its current employees), for the applicable Severance Period. The Severance Period shall consist of one hundred eighty (180) days from the date on which employment actually terminates pursuant to this paragraph 5(h). Notwithstanding the foregoing, the Executive shall only become eligible for a Severance Period if the Executive is terminated for permanent disability in accordance with this paragraph 5(h) at any time after Six (6) months from the date the Executive commenced employment under this Agreement. The Executive acknowledges and agrees that the non-compete restrictions set forth in Section 7 of this Employment Agreement will remain in full force and effect for the Severance Period. The sum, if any, payable to the Executive in respect of the Severance Period shall be payable in equal monthly installments on the Fifteenth (15th) day of each month in the Severance Period. Furthermore, the obligations imposed on Executive with respect to confidentiality, non-disclosure and assignment of rights to inventions or developments in this Agreement or any other agreement executed by the parties shall continue, notwithstanding the termination of the employment relationship between the parties.

The salary, bonus (if any) and health insurance benefits to be provided under this Section 5(h) are sometimes hereinafter referred to as "Termination Compensation." The Executive shall not be entitled to any Termination Compensation unless the Executive executes and delivers to the Company after a notice of termination a release in form and substance reasonably satisfactory to the Company by which the Executive releases the Company from any obligations and liabilities of any type whatsoever under this Agreement, except for the Company's obligations with respect to the Termination Compensation, which release shall not affect the Executive’s right to indemnification, if any, for actions taken within the scope of the Executive’s employment or the Executive’s rights in respect of the Executive’s vested stock options, if any. The parties hereto acknowledge that the Termination Compensation to be provided under this Section 5(h) is to be provided in consideration for the above-specified release. The Executive will not be entitled to and shall not receive any other compensation or benefits of any type following the effective date of termination, except such benefits as may be required to be extended under applicable state or Federal law.

(i) Termination Due To Executive’s Death. This Agreement will terminate immediately upon the Executive's death and the Company shall not have any further liability or obligation to the Executive, the Executive’s executors, heirs, assigns or any other person claiming under or through the Executive’s estate, except as set forth in this paragraph 5(i).

The Company shall pay any accrued but unpaid salary or bonuses through the date of termination to Executive’s estate. If the Executive's employment is terminated by the Company for Executive’s death in accordance with this section, the Executive’s estate shall continue to receive the Executive’s base salary and bonus, and the Company shall continue medical and dental benefits for the Executive’s family, by paying the premium for health insurance continuation coverage under COBRA for the Executive’s eligible family to the extent the Executive’s estate elects COBRA coverage (or continue to contribute the employer portion of the premium normally paid by the Company for its current employees), for the Severance Period. The Severance Period shall consist of one hundred eighty (180) days from the date on which employment actually terminates pursuant to this paragraph 5(i). Notwithstanding the foregoing, the Executive’s estate and the Executive’s family shall only become eligible for the compensation and benefits of a Severance Period if the Executive is terminated for death in accordance with this Section at any time after Six (6) months from the date the Executive commenced employment under this Agreement. The sum, if any, payable to the Executive’s estate in respect of the Severance Period shall be payable in equal monthly installments on the Fifteenth (15th) day of each month in the Severance Period. Furthermore, the obligations imposed on Executive with respect to assignment of rights to inventions or developments in this Agreement or any other agreement executed by the parties shall continue, notwithstanding the termination of the employment relationship between the parties.

The salary, bonus (if any) and health insurance benefits to be provided under this paragraph 5(i) are sometimes hereinafter referred to as "Termination Compensation." The Executive’s estate and the Executive’s family shall not be entitled to any Termination Compensation unless the Executive’s estate executes and delivers to the Company after a notice of termination a release in form and substance reasonably satisfactory to the Company by which the Executive’s estate releases the Company from any obligations and liabilities of any type whatsoever under this Agreement, except for the Company's obligations with respect to the Termination Compensation, which release shall not affect the Executive’s estate’s right to indemnification, if any, for actions taken within the scope of the Executive’s employment or the Executive’s estate’s rights in respect of the Executive’s vested Restricted Stock. The parties hereto acknowledge that the Termination Compensation to be provided under this paragraph 5(i) is to be provided in consideration for the above-specified release. The Executive’s estate and the Executive’s family will not be entitled to and shall not receive any other compensation or benefits of any type following the effective date of termination, except such benefits as may be required to be extended under applicable state or Federal law.

(j) Termination of Employment; Expiration of the Agreement.

(1) At any time after notice to terminate this Agreement has been served or received by the Company, the Company, without being deemed in breach of this Agreement or being deemed to be taken steps which would constitute grounds for a different kind of termination under this Agreement, may require the Executive to do the following during the applicable notice period concluding on the effective date of termination of employment under this Agreement:

(i) work in a capacity consistent with the Executive’s then applicable position and status other than that in which the Executive is employed under this Agreement but without affecting the Executive’s fixed salary, including benefits; and

(ii) remain away from work and, although the Executive will continue to receive the Executive’s salary and benefits provided for under this Agreement during such period, and the Company will not be obliged to provide the Executive with any work although the Company may, in its absolute discretion, assign to the Executive during this period, from time to time, such appropriate tasks or projects as may be carried out by the Executive away from the Company’s offices.

(2) Upon termination of the Executive’s employment under this Agreement, the Executive shall do the following:

(i) forthwith surrender to the Company, in good condition and working order (ordinary wear and tear excepted), all Company property in the Executive’s possession including, without limitation, all books, papers and other documents (of whatever nature and in whatever media) belonging to the Company or its subsidiary or associated company or relating to the business of the Company or its subsidiary or associated companies;

(ii) if the Executive is a director of the Company or of any subsidiary or associated company, or if the Executive is an officer of any subsidiary or any associated company, and is so requested by the Company, resign as an officer or director, as the case may be, within forty-eight (48) hours of being so requested and, should the Executive fail to do so within forty-eight (48) hours of being so requested, the Executive irrevocably authorizes the Company to appoint an agent in the Executive’s name and on the Executive’s behalf to execute and deliver any documents and to take any and all actions reasonably deemed by the Company to be necessary or appropriate to give effect to such resignation(s) by the Executive; and

(iii) immediately repay all outstanding debts or loans due to the Company and/or any subsidiary or associated company, the Company being expressly authorized, for purposes of clarity, to deduct the same from any wages or other payment due or which may become due to the Executive a sum in repayment of all or any part of any such debts or loans.

(3) Termination of this Agreement as a consequence of the expiration of the Employment Period (whether at the end of the initial term or any renewal term) shall not constitute a termination by the Executive or by the Company, with or without cause, and Executive shall not be entitled to severance or other continuation benefits whatsoever (other than as may be required by law) where the Agreement expires by its own terms. If the Agreement expires at the end of the Initial Term or any Renewal Term after proper advance notice by either party of the Company’s or the Executive’s intent not to renew, the Agreement shall expire and Executive shall not be entitled to any Termination Compensation or severance of any kind, except as required by law.

6. Company Property. All programs, files, correspondence, memoranda, notes, records, reports, documents, software, programs, promotional materials, and other Company property, including all copies, in whatever media the same may be prepared or retained, which come into Executive’s possession by, through or in the course of Executive’s employment, regardless of the source and whether created by Executive, are the sole and exclusive property of the Company. Executive agrees and covenants that Executive shall not remove or copy any such programs, files, correspondence, memoranda, notes, records, reports, documents, software, programs, promotional materials, and other Company property, including all copies, in whatever media the same may be prepared or retained, or any of the information contained therein or otherwise pertaining to the business of the Company without the express written consent of the Company, who in all events shall be considered to be the owner and possessor of all such property. Executive covenants and agrees that Executive shall in no way utilize any such information in Executive’s possession for the gain or advantage of Executive and/or to the detriment of the Company. Upon termination or lapse of this Employment Agreement, or at such earlier date as the Company may request, in any case upon written notice to the Executive, Executive immediately shall deliver to the Company all such programs, files, correspondence, memoranda, notes, records, reports, documents, software, programs, promotional materials, and other Company property, including all copies, in whatever media the same may be prepared or retained. Notwithstanding the foregoing, the Executive may keep, for Executive’s reference, a copy of all memoranda, notes and documents prepared by Executive.

7. Non-Competition.

(a) The Executive agrees and acknowledges that, in connection with the Executive’s employment with the Company, the Executive will be provided with access to and become familiar with confidential and proprietary information and trade secrets belonging to the Company. Executive further acknowledges and agrees that, given the nature of this information and trade secrets, it is likely that such information and trade secrets would inevitably be used or revealed, either directly or indirectly, in any subsequent employment with a competitor of the Company in any position comparable to the position the Executive holds with the Company under this Agreement. Accordingly, in consideration of the Executive’s employment with the Company pursuant to this Agreement, and other good and valuable consideration, the receipt of which is hereby acknowledged, Executive agrees that, while the Executive is in the employ of the Company and for a period equal to the greater of the Severance Period or Six (6) Months after the termination of the Executive’s employment, except with the prior written agreement of the Company (not to be unreasonably withheld) the Executive shall not, either on the Executive’s own behalf or on behalf of any third party, except on behalf of the Company or any affiliate of the Company, directly or indirectly:

(1) Other than through the Executive’s ownership of stock of the Company, if at all, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control, or financing of, or be connected as a proprietor, partner, stockholder, officer, director, principal, agent, representative, joint venturer, investor, lender, consultant or otherwise with, or use or permit the Executive’s name to be used in connection with, any Business. For purposes of this Agreement, the term “Business” shall include any business or enterprise engaged directly or indirectly in the acquisition, licensing, development, manufacturing, marketing and distribution of microelectromechanical systems, nanotechnology, products or services incorporating or utilizing the same or products or services resulting from collaborations of the Company with Universities and research institutions to develop products or services incorporating or utilizing microelectromechanical systems or nanotechnology, and any other business engaged in by the Company that Executive is or has been directly involved with at any time during the Twelve (12) month period leading up to the end of the Employment Term. Notwithstanding the foregoing, the Executive may perform services for a competitive business if both of the following conditions are fulfilled: (i) such competitive business is also engaged in other lines of business and (ii) Executive's services are restricted to employment in such other lines of business. It is recognized by the Executive and the Company that the Business is and is expected to continue to be conducted throughout the United States and the world, and that more narrow geographical limitations of any nature on this non-competition covenant (and the non-solicitation provisions set forth in clauses (2) and (3) below) are therefore not appropriate. The foregoing restriction shall not be construed to prohibit the ownership by Executive as a passive investment of not more than One percent (1%) percent of any class of securities of any corporation which is engaged in any Business having a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended.

(2) Attempt in any manner to solicit from a current client or customer of the Company at the time of the Executive’s termination, business of the type performed by the Company or to persuade any client of the Company to cease to do business or change the nature of the business or to reduce the amount of business which any such client has customarily done or actively contemplates doing with the Company; or

(3) Recruit, solicit or induce, or attempt to induce, any person or entity which, at the time of the termination of the Executive’s employment or at any time during the Six (6) month period prior to such termination was an employee of the Company or its affiliates, to terminate such employee’s employment with, or otherwise cease such employee’s relationship with the Company or its affiliates. As used in this Agreement, an affiliate of the Company is any person or entity that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company.

(b) The parties agree that the relevant public policy aspects of covenants not to compete have been discussed, and that every effort has been made to limit the restrictions placed upon the Executive to those that are reasonable and necessary to protect the Company's legitimate interests. Executive acknowledges that, based upon the Executive’s education, experience, and training, this non-compete provision will not prevent the Executive from earning a livelihood and supporting himself and the Executive’s family during the relevant time period.

(c) If any restriction set forth in Section 7 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or geographic area, it shall be interpreted to extend over the maximum period of time, range of activities or geographic areas as to which it may be enforceable.

(d) The restrictions contained in Section 7 are necessary for the protection of the business and goodwill of the Company and/or its affiliates and are considered by the Executive to be reasonable for such purposes. The Executive agrees that any material breach of Section 7 will cause the Company and/or its affiliates substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief.

(e) The provisions of Section 7 shall survive termination or expiration of this Agreement.

(f) The existence of a claim, charge, or cause of action by Executive against the Company shall not constitute a defense to the enforcement by the Company of the foregoing restrictive covenants.

8. Protection of Confidential Information. The Executive agrees that all information, whether or not in writing, with regard to the assets, property, business, technical or financial affairs of the Company and that is generally understood in the industry as being confidential and/or proprietary information (“Proprietary Information”) including, but not limited to, ideas, concepts, inventions, improvements, processes, products, services, designs, original works of authorship, formulas, compositions of matter, compounds, computer software programs, Internet products and services, testing and other data, databases, mask works, trade secrets, treatments, product improvements, product ideas, new products, discoveries, methods, software, uniform resource locators or proposed uniform resource locators (“URLs”), domain names or proposed domain names, any trade names, trademarks or slogans, identity of customers, contracts, technical and production know-how, developments, formulae, devices, inventions, administrative procedures, source code and financial information, is the exclusive property of the Company. The Executive agrees to hold in a fiduciary capacity for the sole benefit of the Company all such Proprietary Information and any other secret, confidential or proprietary information, knowledge, data, or trade secrets relating to the Company or any of its affiliates or their respective clients (the foregoing being hereinafter referred to as "Confidential Information"), which Confidential Information shall have been obtained during the Executive’s employment with the Company. The Executive agrees that the Executive will not at any time, either during the Term of this Agreement or after its termination, disclose to anyone any Confidential Information, or utilize such Confidential Information for the Executive’s own benefit, or for the benefit of third parties without written approval by the appropriate executive officer of the Company. Executive further agrees that all memoranda, notes, records, data, schematics, sketches, computer programs, prototypes, or written, photographic, magnetic or other documents or tangible objects compiled by the Executive or made available to the Executive during the Employment Period concerning the property, business, technical or financial affairs of the Company and/or its clients, including any copies of such materials, shall be the property of the Company and shall be delivered to the Company on the termination of the Executive’s employment, or at any other time, upon the written request of the Company. Notwithstanding the foregoing, the Executive may keep, for Executive’s reference, a copy of all memoranda, notes and documents prepared by Executive.

In the event Executive is questioned by anyone not employed by the Company or by an employee of or a consultant to the Company not authorized to receive such information, in regard to any Confidential Information or any other secret or confidential work of the Company, or concerning any fact or circumstance relating thereto, or in the event that Executive becomes aware of the unauthorized use of Confidential Information by any party, whether competitive with the Company or not, Executive will promptly notify the appropriate executive officer of the Company designated to receive such notifications. Until further written notice, such person shall be the Senior Vice President for Strategic Transactions and Planning or, in the absence of such person, the Chairman of the Board of the Company. Notwithstanding the foregoing, the Executive may discuss any fact or circumstances relating to any Confidential Information with attorneys the Executive may retain in connection with this Agreement or with the subject matter thereof, provided that said attorneys shall agree in writing reasonably satisfactory in form and substance to the Company to maintain the confidentiality of such information in accordance with this Agreement and to not use or disclose the same except as permitted hereunder.

In the event that, at any time during the Executive’s employment with the Company or at any time thereafter, Executive receives a request to disclose all or any part of the Confidential Information under the terms of a subpoena or order issued by a court or by a governmental body, Executive agrees to notify the Company immediately of the existence, terms, and circumstances surrounding such request, to consult with the Company on the advisability of taking legally available steps to resist or narrow such request; and, if disclosure of such trade secrets and other proprietary and confidential information is required to prevent Executive from being held in contempt or subject to other penalty, to furnish only such portion of the trade secrets and other proprietary and confidential information as, in the written opinion of counsel reasonably satisfactory to the Company, Executive is legally compelled to disclose, and to exercise Executive’s best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed trade secrets and other proprietary and confidential information. The Company covenants and agrees to reimburse the Executive for all reasonable attorneys’ fees and expenses incurred by the Executive in complying with this paragraph.

(b) The parties agree that the relevant public policy aspects of confidentiality agreements have been discussed, and that every effort has been made to limit the restrictions placed upon the Executive to those that are reasonable and necessary to protect the Company's legitimate interests.

(c) If any restriction set forth in Section 8 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or geographic area, it shall be interpreted to extend over the maximum period of time, range of activities or geographic areas as to which it may be enforceable.

(d) The restrictions contained in Section 8 are necessary for the protection of the business, assets and goodwill of the Company and/or its affiliates and are considered by the Executive to be reasonable for such purposes. The Executive agrees that any material breach of Section 8 will cause the Company and/or its affiliates substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief.

(e) The provisions of Section 8 shall survive termination or expiration of this Agreement.

(f) The existence of a claim, charge, or cause of action by Executive against the Company shall not constitute a defense to the enforcement by the Company of the foregoing restrictive covenants.

9. Intellectual Property.

(a) Disclosure of Inventions; Assignment of Ownership to Company. Executive acknowledges and agrees that as part of Executive’s employment pursuant to this Employment Agreement Executive is expected to make new contributions of value to the Company, and Executive agrees that Executive will promptly disclose in confidence to the Company all ideas, concepts, inventions, improvements, processes, products, designs, original works of authorship, formulas, processes, compositions of matter, compounds, computer software programs, Internet products and services, e-commerce products and services, e-entertainment products and services, testing and other data, databases, mask works, trade secrets, treatments, product improvements, product ideas, new products, discoveries, methods, software, uniform resource locators or proposed uniform resource locators (“URLs”), domain names or proposed domain names, any trade names, trademarks or slogans, which may or may not be subject to or able to be patented, copyrighted, registered, or otherwise protected by law, which relate directly or indirectly to the Company's business or current or anticipated research and development or the business of any of its affiliates or their respective clients, or which were developed by the Executive through the use of trade secrets of the Company or material use of equipment, supplies or facilities of the Company (the “Inventions”) that Executive makes, conceives or first reduces to practice or creates, either alone or jointly with others, during the period of the Executive’s employment, whether or not in the course of the Executive’s employment, and whether or not such Inventions are patentable, copyrightable or able to be protected as trade secrets, or otherwise able to be registered or protected by law. The Executive agrees that all such Inventions shall be the sole and exclusive property of the Company and are hereby assigned by Executive to the Company from the moment of their creation and fixation in tangible media. Furthermore, the Executive agrees that the Executive will, at the Company's request and cost, do whatever is reasonably necessary to secure for the Company the rights thereto by patent, copyright or otherwise. Executive acknowledges and agrees that the Executive’s obligations with respect to Company property discussed in this paragraph shall survive the termination or expiration of this Agreement.

(b) Work for Hire. Executive acknowledges and agrees that any copyrightable works prepared by the Executive within the scope of the Executive’s employment are “works for hire” under the Copyright Act and that the Company will be considered the author and owner of such copyrightable works. The Executive agrees that the Executive will, at the Company's request and cost, do whatever is reasonably necessary to secure for the Company the rights thereto. Executive acknowledges and agrees that the Executive’s obligations with respect to Company property discussed in this paragraph shall survive the termination or expiration of this Agreement.

(c) Assignment of Other Rights. In addition to the foregoing assignment of Inventions to the Company, Executive hereby irrevocably transfers and assigns to the Company: (i) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Invention; and (ii) any and all “Moral Rights” (as defined below) that Executive may have in or with respect to any Invention. Executive also hereby forever waives and agrees never to assert any and all Moral Rights Executive may have in or with respect to any Invention, even after termination of the Executive’s work on behalf of the Company. “Moral Rights” mean any rights to claim authorship of an Invention, to object to or prevent the modification of any Invention, or to withdraw from circulation or control the publication or distribution of any Invention, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

(d) Assistance. Executive agrees to assist the Company in every proper way to obtain for the Company and enforce patents, copyrights, mask work rights, trade secret rights and other legal protections for the Company’s Inventions in any and all countries. Executive will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. The Executive’s obligations under this Section will continue beyond the termination of the Executive’s employment with the Company, provided that the Company will compensate the Executive at a reasonable rate after such termination for time or expenses actually spent by the Executive at the Company’s request on such assistance. Executive appoints the Secretary of the Company as the Executive’s attorney-in-fact to execute documents on the Executive’s behalf for this purpose.

10. Publicity. Neither party shall issue, without consent of the other party, which consent shall not be unreasonably withheld, any press release or make any public announcement with respect to this Agreement or the employment relationship between them provided, that nothing herein shall preclude the Company from making such disclosures as may be reasonably necessary or appropriate in order to comply with applicable securities laws, rules and regulations. Following the date of this Agreement and regardless of any dispute that may arise in the future, the Executive and the Company jointly and mutually agree that they will not disparage, criticize or make statements which are negative, detrimental or injurious to the other to any individual, company or client, including within the Company.

11. Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, personal representatives, successors and assigns. In the event the Company is acquired, is a non surviving party in a merger, or transfers substantially all of its assets, this Agreement shall not be terminated and the executive and the transferee or surviving company shall be bound by the provisions of this Agreement. The parties understand that the obligations of the Executive are personal and may not be assigned by the Executive.

12. Entire Agreement. This Agreement contains the entire understanding of the Executive and the Company with respect to employment of the Executive and supersedes any and all prior understandings, written or oral. This Agreement may not be amended, waived, discharged or terminated orally, but only by an instrument in writing, specifically identified as an amendment to this Agreement, and signed by all parties. By entering into this Agreement, the Executive certifies and acknowledges that the Executive has carefully read all of the provisions of this Agreement and that the Executive voluntarily and knowingly enters into said Agreement.

13. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be deemed severable from the remainder of this Agreement, and the remaining provisions contained in this Agreement shall be construed to preserve to the maximum permissible extent the intent and purposes of this Agreement.

14. Tax Consequences. Company will have no obligation to any person or entity entitled to the benefits of this Agreement with respect to any tax obligation any such person or entity incurs as a result of or attributable to this Agreement, including all supplemental agreements and employee benefits plans incorporated by reference therein, or arising from any payments made or to be made under this Agreement or thereunder.

15. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York applicable to contracts negotiated, executed and to be performed wholly within the State of New York, without giving effect to the principles of conflicts of law or choice of law thereof.

16. Submission to Jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the State and Federal Courts sitting in New York, New York for purposes of any suit, action or other proceeding arising out of this Agreement and agrees not to commence any action, suit or proceedings relating hereto except in such courts. Each of the parties hereto agrees that service of any process, summons, notice or document by U.S. registered mail at its address set forth herein shall be effective service of process for any action, suit or proceeding brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, which is brought by or against it, in such courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

17. Notices. Any notice provided for in this Agreement shall be provided in writing. Properly addressed notices shall be effective from the date of service, if served personally on the party to whom notice is to be given, on the date of delivery if delivered to the appropriate address by in-person delivery or courier or by an overnight courier (including, without limitation, Federal Express, UPS and Express Mail), or on the fifth (5th) day after mailing via the U.S. Postal Service, if mailed by First Class mail, postage prepaid. Notices shall be properly addressed to the parties at their respective addresses or to such other address as either party may later specify by notice to the other.

18. Indemnification.

(a) The Company shall indemnify and hold harmless the Executive to the fullest extent permitted by law from and against any and all claims, damages, expenses (including reasonable attorneys' fees), judgments, penalties, fines, settlements, and all other liabilities incurred or paid by the Executive in connection with the investigation, defense, prosecution, settlement or appeal of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and to which the Executive was or is a party or is threatened to be made a party by reason of the fact that the Executive is or was an officer, employee or agent of the Company, or by reason of anything done or not done by the Executive in any such capacity or capacities, provided that the Executive acted in good faith, in a manner that was not grossly negligent and did not constitute willful misconduct and in a manner the Executive reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the Executive's conduct was unlawful. The Company also shall pay any and all reasonable expenses (including attorney's fees) incurred by the Executive as a result of the Executive being called as a witness in connection with any matter involving the Company and/or any of its officers or directors (other than an action or suit by the Company against the Executive).

(b) The Company shall pay any reasonable expenses (including attorneys' fees), judgments, penalties, fines, settlements, and other liabilities incurred by the Executive in investigating, defending, settling or appealing any action, suit or proceeding described in this Section 18 (other than an action or proceeding by the Company against the Executive) in advance of the final disposition of such action, suit or proceeding. The Company shall promptly pay the amount of such expenses to the Executive, but in no event later than ten (10) days following the Executive's delivery to the Company of a written request for an advance pursuant to this Section 18, together with a reasonable accounting of such expenses.

(c) The Executive hereby undertakes and agrees to repay to the Company any advances made pursuant to this Section 18 if and to the extent that it shall ultimately be agreed by the parties or determined by a court that the Executive is not entitled to be indemnified by the Company for such amounts.

(d) The Company shall make the advances contemplated by this Section 18 regardless of the Executive's financial ability to make repayment, and regardless of whether indemnification of the Indemnitee by the Company will ultimately be required. Any advances and undertakings to repay pursuant to this Section 18 shall be unsecured and interest-free.

19. Miscellaneous.

(a) No delay or omission by either party to this Agreement in exercising any right of such party under this Agreement shall operate as a waiver of that or any other right by such party. A waiver or consent given by a party to this Agreement on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

(b) The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

(c) The language in all parts of this Agreement will be construed, in all cases, according to its fair meaning, and not for or against either party hereto. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement.

20. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Facsimile signatures shall be treated as if the same were original signatures.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered by its authorized officers or individually, as of the date first written above.

ADVANCE NANOTECH, INC.

By:
Name: Magnus R. E. Gittins
Officer’s Title: Executive Chairman

EXECUTIVE:

Name: Tony Goncalves